Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 24, 2009 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Hillenbrand, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2009.
/s/ PricewaterhouseCoopers LLP
Indianapolis, Indiana
June 15, 2010